Exhibit 3(vi)

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES AA PREFERRED STOCK

OF

BIO MATRIX SCIENTIFIC GROUP, INC.

A Delaware Corporation

PURSUANT TO SECTION 151 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, DAVID R. KOOS, does hereby certify that:

1.         He is the President and Secretary of BIO MATRIX SCIENTIFIC GROUP, INC. a Delaware corporation (the “Corporation”).

2.         The Corporation is authorized to issue twenty million (20,000,000) shares of preferred stock.

3.         The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of twenty  million (20,000,000) shares, $.0001 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution full or limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any unissued series of preferred stock that may be desired and the number of shares constituting any series and the designation thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to established a series of authorized preferred stock having a par value of $.0001 per share, which series shall be designated as “Series AA Preferred Stock” and to fix the rights, preferences, restrictions and other matters relating to the such series of preferred stock as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish a series of authorized preferred stock having a par value of $.0001 per share, which series shall consist of one hundred thousand (100,000) shares and be designated as “Series AA Preferred Stock,” and does hereby fix and determine the rights, references, restrictions and other matters relating to such series of preferred stock as follows:

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1.         Designation. The series of preferred stock shall consist of one hundred thousand (100,000) shares designated and known as “Series AA Preferred Stock” (hereinafter referred to as “Series AA Preferred Stock”).

2.         Voting Rights.

(a)        Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Series AA Preferred Stock shall be entitled to cast that number of votes which is equivalent to the number of shares of Series AA Preferred Stock owned by such holder times ten thousand (10,0000).

(b)        Class Vote. Except as otherwise required by law, holders of Common Stock, other series of Preferred issued by the Corporation,  and Series AA Preferred Stock shall vote as a single class on all matters submitted to the stockholders.

3.         Dividends. The holders of Series AA Preferred Stock shall be entitled receive dividends, when, as and if declared by the Board of Directors in accordance with Delaware Law, in its discretion, from funds legally available therefore

4.         Rights on Liquidation. On any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series AA Preferred Stock shall receive, out of assets legally available for distribution to the Company's stockholders, a ratable share in the assets of the Corporation.

RESOLVED, FURTHER, that the President and the Secretary of the Corporation hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 2nd day of July, 2008.

/s/ David R.. Koos
DAVID R. KOOS, President

/s/ David R.. Koos
DAVID R. KOOS, Secretary

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